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                                                                    Exhibit 99.1

                        THE COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY


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BOSTON EDISON COMPANY   )
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                                                   DOCKET NO. DTE 98 - 118

                APPLICATION FOR APPROVAL OF RATE REDUCTION BONDS

     Boston Edison Company ("Boston Edison") hereby petitions the Department of Telecommunications and Energy (the "Department") for a financing order (the "Financing Order") approving the issuance of electric rate reduction bonds ("RRBs"), pursuant to the Restructuring Settlement Agreement approved by the Department in Docket DPU 96-23 (the "Settlement Agreement") and pursuant to M.G.L. c.164, secs. 1G and 1H. The Financing Order will provide for: (a) the securitization (as such term is used in M.G.L. c.164, secs. 1G and 1H) through RRBs of reimbursable transition costs amounts of approximately $730 million represented by the fixed component of the transition charge (which includes the net balance of Boston Edison's Pilgrim unrecovered plant balances and related regulatory assets and the unrecovered prefunded balance of Boston Edison's portion of the decommissioning fund being transferred to buyer in connection with the divestiture of Pilgrim Nuclear Power Station and associated generation assets ("Pilgrim")), the municipal contract customers' portion of such balances (plus any additional transition costs arising in connection with the Pilgrim divestiture), and the transaction costs of issuing RRBs and providing any credit enhancement as described below; (b) the organization and capitalization of one or more special purpose entities (each, an


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"SPE") to which the transition property will be sold; (c) the establishment of a portion of Boston Edison's access charges ("RTC Charges") as transition property from which RRBs to be issued will be repaid; and (d) the servicing of RTC
Charges by Boston Edison, as the initial servicer for the transition property ("Servicer"), or any successor Servicer, under a servicing agreement (the "Servicing Agreement").

     In support of this Petition, Boston Edison states as follows:

1 The Applicant, Boston Edison, is a Massachusetts corporation authorized to generate, transmit, purchase, sell and distribute electricity. Boston Edison is an electric company as defined in M.G.L. c.164, ss. 1 and serves retail electric customers in Massachusetts.

2 On November 25, 1997, Governor Cellucci signed into law Chapter 164 of the Acts of 1997 which provides for electric companies to securitize a portion of their transition costs through the issuance of RRBs to provide savings to ratepayers.

3 In a separate application being filed contemporaneously herewith, Boston Edison is seeking approval of its divestiture of Pilgrim, which will establish the net balance of the Pilgrim unrecovered plant balances and related regulatory assets and the unrecovered prefunded balance of the decommissioning fund being transferred to buyer in connection with the divestiture (collectively, the "Pilgrim unrecovered balances") and any additional transition costs arising in connection with the Pilgrim divestiture, in accordance with the Settlement Agreement and mitigation requirements of M.G.L. c.164, ss. 1G(d)(4).

4 Boston Edison, together with other electric companies, has been working with the staffs of the Massachusetts Development Finance Agency and Massachusetts Health and Educational Facilities Authority (together, the "Agencies") to develop the structure for


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     the proposed securitization and the process for approval by the Department.
     The Agencies have had the opportunity to review and comment on this Application and the exhibits hereto.

5 RRBs will be issued to securitize the reimbursable transition costs amounts represented by the fixed component of the transition charge (which includes the Pilgrim unrecovered balances), any additional transition costs arising in connection with the Pilgrim divesture, the related transaction costs and credit enhancement (including an overcollateralization account and additional capitalization and liquidity reserves, if any). Boston Edison currently estimates the initial principal amount of RRBs to be issued will be approximately $730 million, subject to adjustment based on the timing of the closing of the Pilgrim divestiture, the actual transaction costs (including any credit enhancement), additional transition costs arising in connection with the Pilgrim divestiture, prevailing market conditions, input from nationally recognized statistical rating organizations (the "rating agencies") selected by Boston Edison and approved by the Agencies to assign credit ratings to the RRBs, tax authorities and underwriters or changes in the proposed transaction not now anticipated by Boston Edison.

6 In the Settlement Agreement and subsequent filings pursuant thereto, the Department has or will have approved Boston Edison's retail distribution rates, including its transition charge (referred to as the access charge in the Settlement Agreement) to recover on a fully reconciling basis all of Boston Edison's transition costs including the reimbursable transition costs amounts being securitized.


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7    The issuance of RRBs will reduce the carrying charge for such amounts. By so reducing the carrying charge, Boston Edison customers will realize net savings, reflected in lower transition charges, than would be required to recover the approved transition costs if the Financing Order was not adopted.

8 Boston Edison will form one or more SPEs, wholly owned by Boston Edison. Each SPE will be bankruptcy-remote, in that its activities will be limited to ownership of the transition property and issuance of notes (the "SPE Debt Securities"), and restrictions will be imposed on its ability to commence a bankruptcy case or other insolvency proceeding. Boston Edison will capitalize each SPE in an amount anticipated to be approximately 0.50% of the initial principal balance of RRBs, as may be adjusted at the time of issuance based on tax authority or rating agency requirements. Such funds will be used to pay debt service and related fees and expenses in the event of a shortfall in RTC Charge collections.

9 Boston Edison will sell the transition property to an SPE in a transaction which, under M.G.L. c.164, ss. 1H, will be intended and treated as a legal true sale and absolute transfer to such SPE notwithstanding any contrary treatment of such transfer for accounting, tax or other purposes.

10 Upon the effective date of the Financing Order there shall exist a statutory first priority lien on all transition property then existing or thereafter arising pursuant to the terms of the Financing Order and as provided in M.G.L. c.164, ss. 1H(e). Such lien shall secure all obligations, then existing or subsequently arising, for the benefit of the holders of SPE Debt Securities and RRBs, the trustee or representative for such holders, each SPE and


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     special purpose trust and shall arise by operation of law automatically without any action on the part of Boston Edison or any other person.

11 An SPE will then issue SPE Debt Securities to a special purpose trust established by the Agencies. SPE Debt Securities will be non-recourse to Boston Edison and its assets, secured by all of the assets of such SPE including, without limitation, the transition property, the rights of such SPE under the transaction documents such as the purchase agreement by which such SPE acquires the transition property, the Servicing Agreement by which Boston Edison, or any successor Servicer, acts as Servicer for the transition property, an administration agreement, the collection account and any other accounts of such SPE contained in such SPE's collection account including an overcollateralization account and reserve account, investment earnings (other than earnings on the capital account, which earnings are to be returned as a distribution of capital to Boston Edison) on amounts held by such SPE and the capital of such SPE.

12 RRBs are expected to be pass-through certificates representing undivided beneficial interests in SPE Debt Securities. The form, interest rate, repayment schedule, classes, number and determination of credit ratings and other characteristics of RRBs will be determined at the time of pricing based on then-current market conditions.

13 The special purpose trust will transfer the proceeds from RRBs to an SPE, as consideration for SPE Debt Securities and the SPE will then transfer such proceeds to Boston Edison as consideration for the transition property.

14 RRBs will not be obligations of Boston Edison nor will they be secured by a pledge of the general credit, full faith or taxing power of The Commonwealth of Massachusetts or


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     any agency or subdivision of the Commonwealth in accordance with M.G.L.
     c.164,ss. 1H(b)(4). RRBs will be repaid through the collection of RTC Charges from all retail users, without regard to class, of Boston Edison's distribution system within the geographic service territory as in effect on July 1, 1997 by Boston Edison and any successor distribution companies, which may include third party suppliers or successor Servicers. The RTC Charge will be a usage based component of the transition charge on each retail user's monthly bill until the RRBs, together with all interest, fees, costs and expenses, are discharged in full. While not separately identified on each retail user's monthly bill, each monthly bill will note that the RTC Charge, as a component of the transition charge, is being collected on behalf of an SPE, as owner of the transition property.

15 M.G.L. c.164, ss. 1H(b)(3) provides that the Financing Order and the reimbursable transition costs amounts shall be irrevocable, and the Department (or any successor thereto) shall not have authority to revalue or revise for ratemaking purposes the reimbursable transition costs amounts, or determine that such reimbursable transition costs amounts or RTC Charges are unjust or unreasonable, or in any way reduce or impair the value of transition property either directly or indirectly by taking into account RTC Charges when setting rates for Boston Edison, nor should the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement or termination.

16 Pursuant to M.G.L. c.164, ss. 1H(b)(3) the Commonwealth has pledged and agreed with the owners of transition property and holders of RRBs that the Commonwealth will not (i) alter the provisions of M.G.L. c.164 which make the RTC Charges imposed by the


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     Financing Order irrevocable and binding or (ii) limit or alter the reimbursable transition costs amounts, transition property, the Financing Order and all rights thereunder until RRBs and any interest thereon are fully discharged.

17 Boston Edison will file an initial RTC Charge in an issuance advice letter upon final determination of all terms of RRBs after each series or class of RRBs is priced, but prior to the date such RRBs are issued. The transition charge will also be adjusted in revised tariffs to reflect the Pilgrim divestiture and the issuance of RRBs. The RTC Charge shall be established at an initial level (and at different levels during specified periods over the life of RRBs) intended to provide for the full recovery of payments of interest and principal on RRBs, in accordance with the expected amortization schedule determined at the time of offering, any credit enhancement and any ongoing related fees, costs and expenses, based upon assumptions including sales forecasts, payment and charge-off patterns and lags between RTC Charge billing and collection by the Servicer.

18 The level of RTC Charge may differ for specified periods during the term of the RRBs due to several factors, including changes in the principal balance of RRBs, changes in the weighted average interest cost of RRBs as the relative principal balance outstanding changes, the impact of the variability of energy sales, changes in payment and charge-off patterns, and changes in ongoing fees, costs and expenses of RRBs.

19 In order to minimize the impact of variability in energy sales, changes in payment and charge-off patterns, collections on the payment of principal, interest, fees, costs and expenses on RRBs and the maintenance of credit enhancement, and to maintain actual principal amortization in accordance with the expected amortization schedule, Boston


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     Edison proposes to adjust the RTC Charge, up or down, by an RTC Charge adjustment mechanism in accordance with M.G.L. c.164, ss. 1H(b)(5) and the methodology described in EXHIBIT BE-3.

20 Through the transfer of the related transition property to an SPE, such SPE will obtain the right and the obligation to assess and collect RTC Charges. On behalf of such SPE, Boston Edison will initially act as the Servicer for the transition property and Boston Edison, or any successor Servicer, will be responsible for calculating, billing, collecting, and remitting RTC Charges from all retail users of Boston Edison's distribution system within the geographic service territory as in effect on July 1, 1997. Boston Edison will carry out billing, collection and remittance activities both as Servicer with respect to RTC Charges, and as principal with respect to its own charges to be paid by such customers.

21 In consideration for its servicing responsibilities, Boston Edison or any successor Servicer will receive a periodic servicing fee which will be recovered through RTC Charges as described in EXHIBIT BE-3. In the event of a failure of any customer to pay RTC Charges, Boston Edison, as initial Servicer (or any successor Servicer, to the extent permitted by Massachusetts law and applicable regulations), is authorized to shut-off power of such customer in accordance with Massachusetts law and applicable regulations, at the direction of Boston Edison or any successor Servicer.

22 Initially, Boston Edison will act as Servicer, although a successor Servicer may perform these functions in the future. Any successor Servicer will have the same rights and obligations with respect to the RTC Charges as Boston Edison as initial Servicer under the Financing Order and M.G.L. c.164, secs. 1G and 1H.


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23   Boston Edison expects to implement with the Department's guidance and approval, certain policies and procedures designed to ensure that the credit ratings of RRBs will not be reduced or withdrawn due to the existence of any third party supplier. The policies and procedures described in the prefiled testimony in EXHIBIT BE-2 will help retain the quality of RTC Charge billings, collections and remittances.

24 Boston Edison expects to use the proceeds from the sale of transition property, net of transaction costs, for the following purposes: (a) to return the securitized portion of the Pilgrim and fossil unrecovered plant balances and related regulatory assets; (b) to fund the unrecovered prefunded balance of the securitized portion of the decommissioning fund and any additional transition costs arising in connection with the Pilgrim divestiture; and (c) to provide any credit enhancement required for the RRBs. Boston Edison may apply such proceeds to the reduction of its capitalization and for general corporate purposes.


THEREFORE, Boston Edison respectfully petitions the Department:

1. TO GRANT ANY AND ALL AUTHORIZATIONS THAT MAY BE REQUIRED UNDER MASSACHUSETTS LAW, INCLUDING, WITHOUT LIMITATION, APPROVAL AND AUTHORIZATION IN THE FINANCING ORDER PURSUANT TO THE SETTLEMENT AGREEMENT AND M.G.L. c.164, SS.1H, FOR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE ISSUANCE OF RRBS AND RELATED MATTERS, INCLUDING WITHOUT
     LIMITATION: (a) THE SECURITIZATION THROUGH RRBS OF THE


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     REIMBURSABLE TRANSITION COSTS AMOUNTS OF APPROXIMATELY $730 MILLION
     REPRESENTED BY THE FIXED COMPONENT OF THE TRANSITION CHARGE (WHICH INCLUDES THE NET BALANCE OF BOSTON EDISON'S PILGRIM UNRECOVERED PLANT BALANCES AND RELATED REGULATORY ASSETS AND THE UNRECOVERED BALANCE OF BOSTON EDISON'S PORTION OF THE PREFUNDED DECOMMISSIONING BEING TRANSFERRED TO BUYER IN CONNECTION WITH THE DIVESTITURE OF PILGRIM), THE MUNICIPAL CONTRACT CUSTOMERS' PORTION OF SUCH BALANCES (PLUS ANY ADDITIONAL TRANSITION COSTS ARISING IN CONNECTION WITH THE PILGRIM DIVESTITURE), AND THE TRANSACTION COSTS OF ISSUING RRBS AND PROVIDING ANY CREDIT ENHANCEMENT; (b) THE ORGANIZATION AND CAPITALIZATION OF EACH SPE TO WHICH THE TRANSITION PROPERTY WILL BE SOLD; (c) THE ESTABLISHMENT AND ADJUSTMENT FROM TIME TO TIME OF RTC CHARGES FROM WHICH RRBS TO BE ISSUED WILL BE REPAID; AND (d) THE SERVICING OF RTC CHARGES BY BOSTON EDISON, AS INITIAL SERVICER, OR ANY SUCCESSOR SERVICER UNDER THE SERVICING AGREEMENT.

2. TO FIND AN EXEMPTION in the public interest from each of (a) the competitive bidding requirements of M.G.L. c.164, ss. 15 and (b) the par value debt issuance requirements of M.G.L. c.164 ss. 15(a) in connection with the sale of RRBs and to grant each such exemption.


3. TO FIND SAVINGS TO RATEPAYERS, REFLECTED IN LOWER TRANSITION CHARGES, THAN WOULD BE REQUIRED TO RECOVER THE APPROVED


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     TRANSITION COSTS IF THE FINANCING ORDER WAS NOT ADOPTED IN ACCORDANCE WITH
     M.G.L. c.164, secs. 1G(d)(4) and 1H(b)(2).


4. TO MAKE SUCH OTHER FINDINGS AND ISSUE SUCH OTHER ORDERS AS SET FORTH IN THE DRAFT FINANCING ORDER ATTACHED HERETO IN THE FORM OF EXHIBIT BE-1.

5. TO GRANT SUCH OTHER AND FURTHER ORDERS AND APPROVALS AS THE DEPARTMENT MAY DEEM NECESSARY OR PROPER IN THE CIRCUMSTANCES.

     BOSTON EDISON SUBMITS FOR THE DEPARTMENT'S CONSIDERATION A DRAFT FINANCING ORDER ATTACHED TO THIS APPLICATION AS EXHIBIT BE-1. BOSTON EDISON ALSO SUBMITS THE PREPARED TESTIMONY IN THE FOLLOWING EXHIBITS:


     I.   EXHIBIT BE-2 PREFILED TESTIMONY OF ELLIOT M. ALCHEK;

     II.  EXHIBIT BE-3 PREFILED TESTIMONY OF EMILIE G. O'NEIL; AND

     III. EXHIBIT BE-4 PREFILED TESTIMONY OF GEOFFREY O. LUBBOCK.


                                                     Respectfully submitted,

                                                     BOSTON EDISON COMPANY
                                                     by its attorneys,


                                                     /s/ WILLIAM S. STOWE
                                                     --------------------
                                                     William S. Stowe
                                                     Catherine J. Keuthen
                                                     800 Boylston Street
                                                     Boston, MA 02199
                                                     (617) 424-2544
                                                     (617) 424-2733 (fax)
Of Counsel:
Hemmie Chang


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David A. Fine
Roscoe Trimmier, Jr.
Colleen M. Granahan
Ropes & Gray
One International Place
Boston, Massachusetts  02110
(617) 951-7000
(617) 951-7050 (fax)

December 2, 1998










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